Exhibit 5.1

[Letterhead of Spencer, Scott & Dwyer, P.C.]

March 26, 2007

The Empire District Electric Company

602 Joplin Street

Joplin, Missouri  64801

Re:          SEC Registration Statement on Form S-3

Dear Sirs:

We refer to the proposed issuance and sale of up to $400,000,000 principal amount of shares of Common Stock, par value $1.00, and the related Preference Stock Purchase Rights and/or shares of Preference Stock, no par value and/or one or more series of First Mortgage Bonds (the “New Bonds”) and/or one or more series of Unsecured Debt Securities, in one or more series, from time to time, of The Empire District Electric Company (the “Company”), with respect to which the Company has filed a Registration Statement on Form S-3 with the Securities and Exchange Commission under the Securities Act of 1933.

The New Bonds are to be issued under the Indenture of Mortgage and Deed of Trust, dated as of September 1, 1944, under which The Bank of New York Trust Company, N.A. and UMB Bank & Trust, N.A. act as Trustees, as heretofore supplemented and amended (the “Mortgage”), and as to be supplemented by a supplemental indenture relating to each series of New Bonds (each a “Supplemental Indenture”).  In particular, the Company has issued $80,000,000 aggregate principal amount of its First Mortgage Bonds, 5.875% Series due 2037 (the “2037 Bonds”).

We advise you that in our opinion:

1.             The Company is a corporation duly organized and validly existing under the laws of the State of Kansas.

2.             The 2037 Bonds have been duly authorized and legally issued and, under Missouri law, constitute binding obligations of the Company.

We hereby consent to the use of a copy of this opinion as an exhibit to said Registration Statement.  We also consent to the use of our name and the making of the statements with respect to our firm in the Registration Statement and the prospectus constituting a part thereof.

Very truly yours,

SPENCER, SCOTT, & DWYER, P.C.

/s/ Gina D. Atteberry

Gina D. Atteberry